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                                                                      Exhibit 12

[FORM OF OPINION OF BINGHAM DANA LLP]

________ __, 2001

Citi Short-Term U.S. Government         Salomon Brothers U.S. Government
   Income Fund, a series of                Income Fund, a series of Salomon
   CitiFunds Fixed Income Trust            Brothers Series Funds Inc.
7 World Trade Center                    7 World Trade Center
New York, New York 10048                New York, New York 10048

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization, dated as of _____ __, 2001 (the "Agreement"), between CitiFunds Fixed Income Trust, on behalf of Citi Short-Term U.S. Government Income Fund (the "Citi Fund"), a series thereof, and Salomon Brothers Series Funds Inc., on behalf of Salomon Brothers U.S. Government Income Fund (the "Salomon Fund"), a series thereof. In conjunction with the Agreement, as of ____ __, 2001, CitiFunds Fixed Income Trust, on behalf of the Citi Fund, entered into a Redemption Agreement (the "Redemption Agreement") with The Premium Portfolios, on behalf of Government Income Portfolio, a series thereof (the "Underlying Portfolio").

The Redemption Agreement provides for the Underlying Portfolio to make a distribution in kind to the Citi Fund of its pro rata share of the net assets held by the Underlying Portfolio in redemption of the Citi Fund's entire interest in the Underlying Portfolio (the "Redemption"). The Agreement provides for the acquisition of all of the assets of the Citi Fund by the Salomon Fund in exchange for (a) the assumption of all of the liabilities of the Citi
Fund by the Salomon Fund and (b) the issuance and delivery by the Salomon Fund to the Citi Fund, for distribution pro rata to the Citi Fund's shareholders of record in exchange for their shares of beneficial interest in the Citi Fund (the "Citi Fund Shares") and in complete liquidation of the Citi Fund, of a number of shares of beneficial interest of the Salomon Fund (the "Salomon Fund Shares") having an aggregate net asset value equal to the value of the assets, less the amount of the liabilities, of the Citi Fund so transferred to the Salomon Fund (the "Reorganization"). All capitalized

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terms not otherwise defined herein have the meanings ascribed to them in the
Agreement.

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Redemption Agreement, the Registration Statement on Form N-14 filed on or about _____ __, 2001 with the Securities and Exchange Commission by Salomon Brothers Series Funds Inc. in connection with the Reorganization, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents, and in certificates of CitiFunds Fixed Income Trust, Salomon Brothers Series Funds Inc. and the Underlying Portfolio dated as of the date hereof and attached hereto (the "Certificates"). Our opinion assumes (i) that all representations set forth in the Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization,
(ii) that the Agreement and the Redemption Agreement are implemented in accordance with their terms and consistent with the representations set forth in the Documents and Certificates, and (iii) that immediately prior to the Reorganization each of the Citi Fund and the Salomon Fund is a regulated investment company under Section 851 of the United States Internal Revenue Code as presently in effect (the "Code"). Our opinion is limited solely to the provisions of the Code and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinon that, for United States federal income tax purposes:

    1. The distribution of investment securities from the Underlying Portfolio in the Redemption will not result in the recognition of gain or loss by the Citi Fund, although the Citi Fund will recognize gain to the extent that any cash distributed by the Underlying Portfolio exceeds the Citi Fund's basis in its interest in the Underlying Portfolio.

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    2.    The Reorganization will constitute a reorganization under Section
          368(a) of the Code, and each of the Salomon Fund and the Citi Fund will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

    3. No gain or loss will be recognized by the Citi Fund (a) upon the transfer of all of its assets to the Salomon Fund solely in exchange for the Salomon Fund Shares and the assumption of the liabilities of the Citi Fund by the Salomon Fund or (b) upon the distribution to the Citi Fund shareholders of such Salomon Fund Shares pursuant to the Agreement.

    4. The basis of the assets of the Citi Fund acquired by the Salomon Fund will be the same as the basis of those assets in the hands of the Citi Fund immediately prior to the transfer.

    5. The holding period of the assets of the Citi Fund in the hands of the Salomon Fund will include, in each instance, the period during which such assets were held by the Citi Fund.

    6. No gain or loss will be recognized by the Salomon Fund upon the receipt of the assets of the Citi Fund solely in exchange for the Salomon Fund Shares and the assumption of the liabilities of the Citi Fund by the Salomon Fund.

    7. The shareholders of the Citi Fund will not recognize gain or loss upon the exchange of all of their Citi Fund Shares solely for Salomon Fund Shares as part of the Reorganization.

    8.    The basis of the Salomon Fund Shares to be received by each Citi
          Fund shareholder will be, in the aggregate, the same as the basis, in the aggregate, of the Citi Fund Shares surrendered in exchange therefor.

    9. The holding period of the Salomon Fund Shares to be received by the Citi Fund shareholders will include, in each instance, the holding period of the Citi Fund Shares surrendered in exchange therefor, provided that such Citi Fund Shares were held as capital assets on the date of the exchange.

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This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,


BINGHAM DANA LLP